SPECIAL MEETING OF SHAREHOLDERS
On May 30, 2003, a Special Meeting of Shareholders for Evergreen Select Small Cap Growth Fund was held to consider a number of proposals. On February 28, 2003, the record date for the meeting, the Fund had $101,655,666 of net assets outstanding of which $48,417,682 (or 47.63%) of net assets were represented at the meeting.

Proposal 1 - The proposed reorganization of Evergreen Select Small Cap Growth Fund into Evergreen Growth Fund, a series of Evergreen Equity Trust, a Delaware statutory trust:
                  Net assets voted For       $48,417,682
                  Net assets voted Against                0
                  Net assets voted Abstain                0

Proposal 2 - To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof: Net assets voted For $8,834,823 Net assets voted Against 21,211 Net assets voted Abstain 39,561,648


SPECIAL MEETING OF SHAREHOLDERS
On May 30, 2003, a Special Meeting of Shareholders for Evergreen Select Balanced Fund was held to consider a number of proposals. On February 28, 2003, the record date for the meeting, the Fund had $160,357,710 of net assets outstanding of which $73,675,278 (or 45.94%) of net assets were represented at the meeting.

Proposal 1 - The proposed reorganization of Evergreen Select Balanced Fund into Evergreen Balanced Fund, a series of Evergreen Equity Trust, a Delaware statutory trust:
                  Net assets voted For      $72,307,506
                  Net assets voted Against         349,759
                  Net assets voted Abstain      1,018,013

Proposal 2 - To consider and vote upon such other matters as may properly come before said meeting or adjournment thereof:
                  Net assets voted For       $51,669,882
                  Net assets voted Against     20,987383
                  Net assets voted Abstain       1,018,013